Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 FOR IMMEDIATE RELEASE IPG Announces Board Transition Michael Roth to Retire December 31, 2021 David Thomas Named Non-Executive Chair of the Board New York, NY – November 18, 2021 – Interpublic Group (NYSE: IPG) announced today that Michael Roth, Executive Chairman, will retire from the company and the Board of Directors on December 31, 2021 and that David Thomas has been elected to serve as non-executive Chair of the Board, effective January 1, 2022. These actions complete the transition plan announced in October 2020, when Philippe Krakowsky was announced as CEO, effective January 1, 2021. “My time as Chairman and CEO of IPG has been a tremendous privilege,” said Michael Roth, the company’s current Executive Chair. “I am most proud of the work we have done to help shine a light on equity and inclusion, as well as being a values and purpose-driven enterprise. Operationally, we have evolved to meet the needs of an industry that is not only creative, but also increasingly about digital and data. Philippe has been key to the efforts to move the company forward on all these fronts, working with me and the board to build a contemporary organization that delivers high-value services for marketers. Our clients, people and shareholders are in very good hands going forward.” “I am honored that my fellow directors have asked me to serve as Chair of IPG’s Board of Directors,” said Mr. Thomas. “On behalf of the board, I want to thank Michael for his nearly 20 years of service to IPG. His leadership has been

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax instrumental in making IPG the advertising sector’s top-performing company across a range of key financial and operational metrics. I look forward to working with Philippe and my fellow board members to continue building on our successes, working together to create long-term value for our stakeholders.” “Michael’s leadership has always demonstrated that doing the right thing for our people and the communities in which we operate is good for our business,” said Philippe Krakowsky, CEO of IPG. “For the industry at large, he was the first to clearly articulate the importance of making diversity and inclusion business priorities. He also set an agenda for IPG that was fully client-centric, as we looked to bring collaborative, cross-agency teams together under our Open Architecture model. Michael has brought an insightful, calm and focused approach to problem-solving for a range of complex business challenges. On behalf of all our people, I want to thank Michael for two decades of thoughtful, measured and principled leadership.” # # # About Interpublic Interpublic (NYSE: IPG) (www.interpublic.com) is a values-based, data-fueled, and creatively-driven provider of marketing solutions. Home to some of the world’s best- known and most innovative communications specialists, IPG global brands include: Acxiom, Craft, FCB, FutureBrand, Golin, Huge, Initiative, Jack Morton, Kinesso, MAGNA, Matterkind, McCann, Mediahub, Momentum, MRM, MullenLowe Group, Octagon, R/GA, UM, Weber Shandwick and more. IPG is an S&P 500 company with net revenue of $8.06 billion in 2020. # # # Contact Information Tom Cunningham (Press) (212) 704-1326

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax Jerry Leshne (Analysts, Investors) (212) 704-1439